UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 17, 2005

CORINTHIAN COLLEGES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-25283 (Commission File Number)	33-0717312 (IRS Employer Identification No.)

6 Hutton Centre Drive, Suite 400 Santa Ana, California (Address of principal executive offices)		92707 (Zip Code)
(714) 427-3000
Registrant’s telephone number, including area code
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
SIGNATURE

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
(a) Since its inception in 1995, Corinthian Colleges, Inc. (the “Company”) has recognized revenue pro-rata, calculated on a monthly basis, for its diploma programs at schools utilizing the Company’s original student information system. In certain schools acquired by the Company since that time where the existing information technology systems were also acquired, however, the Company has maintained the daily calculation methodology for pro-rata revenue recognition that was used in those schools prior to the acquisition. Accordingly, for the last several years, the Company has maintained more than one method to calculate pro-rata revenue recognition across its system of schools with diploma programs. In the monthly revenue recognition schools, the Company has recognized a full month of revenue during the first month of attendance for each student, regardless of when the student started during the month.
Additionally, certain diploma programs require externships to be taken following the conclusion of in-school instruction in order to satisfy graduation requirements. For these programs, the Company has recognized revenue only over the period of in-school instruction.
Following a review of these accounting policies, and taking into consideration the requirements of Staff Accounting Bulletin No. 104, Revenue Recognition, and in consultation with the Company’s independent registered public accounting firm, Ernst & Young LLP, on August 17, 2005, the Company’s management and the Audit Committee of its Board of Directors concluded that the accounting policies to recognize revenue on a monthly basis and only over the period of in-school instruction were incorrect. Accordingly, the Company’s management and Audit Committee determined that previously filed financial statements for the fiscal years 2001 through 2004 and for the first three quarters of fiscal 2005 should be restated. The Company will restate its financial statements for schools previously recognizing revenue on a monthly basis to adopt a mid-month convention for revenue recognition whereby only a half month of revenue will be recognized in both the initial month and the final month of attendance for students in diploma programs. Additionally the Company will recognize tuition revenue through the end of each student’s externship period.
The Company estimates that the cumulative effect of the restatement through the end of fiscal 2004 will be a decrease in accounts receivable of approximately $16.4 million and an increase in prepaid tuition of approximately $10.3 million. In addition, the deferred income tax asset as of the end of fiscal 2004 will increase by approximately $9.4 million and goodwill will increase by approximately $0.4 million. As a result, retained earnings at the end of fiscal 2004 will decrease by approximately $16.9 million. Approximately 52% of the cumulative impact is related to the adoption of the mid-month convention and approximately 48% is related to extending revenue recognition through the externship period. Revenue and pre-tax income for fiscal years ended 2002, 2003 and 2004 will decrease by approximately $5.8 million, $5.9 million and $8.6 million, respectively, and for the quarters ended September 30, 2004, December 31, 2004 and March 31, 2005 by approximately $5.1 million, $1.4 million and $1.2 million, respectively. The restatement will decrease diluted net earnings per share by approximately $0.04, $0.04 and $0.06 for the fiscal years ended 2002, 2003 and 2004, respectively, and $0.04, $0.00 and $0.01, for the quarters ended September 30, 2004, December 31, 2004 and March 31, 2005, respectively. The restatement will not have any impact on the Company’s previously reported cash flows from operating activities. Additionally, the impact of the restatement is immaterial with respect to year-over-year growth percentages and trends for revenue or trends for earnings per share because the relevant comparison periods are included in the financial statements being restated. The Company’s estimates in this paragraph have not been audited.
The Company will file restated financial statements reflecting these changes in connection with its Form 10-K for its fiscal year ended June 30, 2005.
The Company’s Audit Committee discussed the matters disclosed in this Current Report on Form 8-K with the Company’s independent registered public accounting firm, Ernst & Young LLP.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 23, 2005	CORINTHIAN COLLEGES, INC.
	By:	/s/ Kenneth S. Ord
Kenneth S. Ord
Executive Vice President and Chief Financial Officer